Exhibit 4.2

Executable Copy

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, AND HAS BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE PLEDGED, OFFERED, SOLD HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

AMENDED AND RESTATED IDT SPECTRUM, INC.

7% Senior Secured Note

Due January 31, 2010

No.

Newark, NJ

August 18, 2005

FOR VALUE RECEIVED, the undersigned, IDT SPECTRUM, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to Winstar Holdings LLC, or Winstar Holdings LLC’s registered assigns (the “Lender”), the principal sum of ten million Dollars ($10,000,000), or so much thereof as shall not have been prepaid, on January 31, 2010 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount hereof from time to time outstanding and unpaid, payable as provided in the next succeeding paragraph hereof, at the rate of 7% per annum from the date of issuance hereof (being the date first above written), or the most recent date to which interest has been paid hereon, to but excluding, the date on which said principal amount shall be paid in full.

1.

Payment of Interest. Borrower shall pay interest (i) on each Quarterly Date (as hereinafter defined) until the date on which the principal of and all accrued and unpaid interest on this Note shall be paid in full, in cash, commencing on the first such Quarterly Date occurring after the date of issuance hereof, (ii) on the Maturity Date, and (iii) upon the payment or prepayment of any principal owing under this Note (but only on the principal amount so prepaid or paid). For purposes of this Note, the term “Quarterly Date” shall mean the last day of each March, June, September and December; provided that if any such day is not a day on which the majority of banks in New Jersey are open for business (a “Business Day”), then such Quarterly Date shall be the next succeeding Business Day and interest shall accrue by reason of such extension.

2.	Prepayment. The principal of the Note may be prepaid, in whole or in part, at any time upon not less than five (5) days’ prior written notice to the Lender, together with all interest then accrued and unpaid thereon (or on the portion thereof being so prepaid, as the case may be), but without premium or penalty.

3.	Events of Default. If, while any part of the principal of or interest and expenses on this Note remains unpaid, any one of the following “Events of Default” shall occur:

a.	the failure by the Borrower to pay the principal of or interest and expenses on this Note when such payment is due, whether on demand or otherwise;

b.	a default by the Borrower with respect to any indebtedness of the Borrower that results in the acceleration of such indebtedness;

c.	the Borrower shall (i) have a receiver, trustee, or liquidator appointed for it or for all or a substantial part of its assets; (ii) from this date forward, admit in writing to its inability to pay its debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated bankrupt or insolvent; (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law; (vi) file any answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding or fail to dismiss such petition within sixty (60) days after the filing thereof; or (vii) take any action for the purpose of effecting any of the foregoing;

d.	an order, judgment, or decree shall be entered by any court of competent jurisdiction, approving a petition seeking reorganization or liquidation of the Borrower, or appointing a receiver, trustee, or liquidator of the Borrower of all or a substantial part of its assets, which such order, judgment, or decree has not been effectively stayed within fifteen (15) days after entry;

e.

the Borrower or any of its subsidiaries shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation;

then, and upon the occurrence of any such event, the Lender may, with or without notice to the Borrower, declare the entire unpaid principal balance of this Note and any accrued and unpaid interest and expenses thereon immediately due and payable, whereupon such Note and all amounts owing thereunder shall forthwith become due and payable without presentment, demand, protest, or further notice of any kind, all of which are expressly waived by the Borrower; provided, however, that upon the happening of any event under subsections c or d of this Section 3, then this Note shall, without the taking of any action by the Lender, immediately become due and payable. Upon the occurrence of an Event of Default, the Lender shall then, or at any time thereafter, have all of the rights and remedies accorded under applicable law. All such rights and remedies are cumulative and none is exclusive. In the event that the Lender or any subsequent holder of this Note shall exercise or endeavor to exercise any of its remedies under this Note, the Borrower shall pay on demand all reasonable costs and expenses incurred in connection therewith including, without limitation, reasonable attorneys’ fees, and the Lender may seek judgment for all such amounts in addition to all other sums due hereunder. The Borrower hereby agrees not to take any action to obstruct, impede, or infringe upon the Lender’s enforcement of their rights, benefits, and remedies under this Note and to cooperate fully with any and all actions taken by any Lender pursuant to this Note or in the exercise of any rights granted to any Lender thereunder or under applicable law.

4.	Payment. All payments of principal of and interest on this Note shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.

5.	Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New Jersey.

6.	Amendment and Restatement. This Note amends and restates in full the $10,000,000 7% Senior Secured Note made by the Company in favor of Winstar Holdings, LLC, dated as of January 31, 2005.

[REMAINDER INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized representative as of the date first above written.

IDT SPECTRUM, INC.

By:	/s/ John C. Petrillo
Name: John C. Petrillo
Title: Chairman & CEO

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